Independent Auditors' Consent


The Board of Directors
Rome Bancorp, Inc.


We consent to the incorporation by reference in the Registration
Statement No. 333-36282 on Form S-8 of
Rome Bancorp, Inc. of our report dated January 22, 2002,
 with respect to the consolidated balance sheets of Rome Bancorp, Inc. and subsidiary as of December 31, 2001
 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and
cash flows for each of the years then ended, which report has been incorporated by reference in the December 31, 2001
Annual Report on Form 10-KSB of Rome Bancorp, Inc.


/s/ KPMG LLP

March 26, 2002
Syracuse, New York